EXHIBIT 10.3
HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053
Phone: 602.504.5000
Fax: 602.504.4655
July 11, 2007
Mr. Philippe Tartavull
3550 Surfwood Road
Malibu, California 90265
Re: Amendment to Your Employment Agreement with Hypercom Corporation dated January 16, 2007
Dear Philippe:
     If Hypercom Corporation (“Company”) does not select you for the Chief Executive Officer (“CEO”) position to succeed William Keiper, and you separate from service with the Company during the “trial period” for any reason other than termination by the Company for Cause1, the Company will provide to you the separation payment and benefits described below. In addition, should the Company terminate your employment without Cause, or you terminate your employment for Good Reason, prior to commencement of the trial period, the Company will likewise provide you with the separation payment and benefits described below. For the purpose of this letter, the “trial period” begins on the first day on which the new CEO succeeds Mr. Keiper as the CEO of the Company (or on January 1, 2008, if no CEO has succeeded Mr. Keiper as of that date) and ends on a date six months from the date the CEO succeeding Mr. Keiper commences employment with the Company as CEO. To receive the payment and benefits described below, you must not be terminated for Cause, or voluntarily terminate your employment without Good Reason, prior to the beginning of the trial period and execute the release required by Section 18 of your Employment Agreement. You will not be entitled to the separation payment or benefits described below if the Company terminates your employment for Cause prior to or during the trial period.
     If you separate from service with the Company during the trial period for any reason (excluding death or disability), the Company will provide to you the payment and benefits you would have received under Section 9 of your Employment Agreement if you had separated your service for Good Reason after a Change in Control. You also will be entitled to the following benefits, as approved by the Compensation Committee of the Company’s Board of Directors at its February 27, 2007 meeting and reflected in the Minutes of the meeting:
Stock Option Vesting. All outstanding stock options granted to you pursuant to Section 3(e) of your Employment Agreement, or otherwise, under all of the Company’s stock plans, to the extent not already vested, will vest upon the effective date of your separation from service.
Restricted Stock Awards. All restricted stock awards granted to you pursuant to Section 3(c) of your Employment Agreement, or otherwise, under all of the Company’s stock plans, to the extent not already unrestricted, will vest and become unrestricted upon the effective date of your

[1]	The terms “Cause” and “Good Reason” in this Amendment mean “Cause” and “Good Reason” as defined in your Employment Agreement.

separation from service. The Company will make an additional “tax gross up” payment to you, consistent with Section 3(c) of your Employment Agreement.
Performance Based Restricted Stock Awards. All performance based restricted stock awards granted to you pursuant to Section 3(d) of your Employment Agreement, or otherwise, under all of the Company’s stock plans, to the extent not already unrestricted will vest and become unrestricted upon the effective date of your separation from service. The Company will make an additional “tax gross up” payment to you, consistent with Section 3(d) of your Employment Agreement.
     The lump sum separation payment described in Section 9(a) of your Employment Agreement, which becomes payable if you meet the requirements described above, is considered “non-qualified deferred compensation” that is subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). The Company has determined that there is no applicable exception to Section 409A. As a result, because you are a “specified employee” under Section 409A, if such payment cannot be considered a “short-term deferral” under Section 409A or qualifies in whole or in part for the “severance pay exception” under Section 409A and the lump sum separation payment is payable upon your separation from service with the Company, Section 409A imposes an additional 20% tax (plus interest) on the lump sum payment unless it is paid at least six months following your separation from service. To avoid this added tax burden, to the extent this six-month hold is mandated at the time of the separation from service, the Company will pay to you the amount of your lump sum separation payment, should you become entitled to it, plus simple interest at 6% per annum, on the first day of the seventh month following the effective date of your separation from service with the Company.
     If you become entitled to the separation payment and benefits described in this letter, the payment and benefits will be made to you in lieu of, and not in addition to, any of the other payments or benefits to which you may be entitled on your separation from service under the terms of your Employment Agreement.
     The Company intends that the terms of this letter serve as an amendment to your Employment Agreement, but only to the extent described in this letter. Your signature below signifies that you agree to this amendment.
Sincerely,

/s/ Daniel Diethelm Daniel Diethelm, Chairman of the Board

Accepted by:

/s/ Philippe Tartavull Philippe Tartavull

July 11, 2007 Date of Acceptance

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